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                                                                    EXHIBIT 11.1

                           HORIZON HEALTH CORPORATION

                       COMPUTATIONS OF EARNINGS PER SHARE


                                                              THREE MONTHS                         NINE MONTHS
                                                              ENDED MAY 31,                       ENDED MAY 31,
                                                     ------------------------------      ------------------------------
                                                         2001              2000              2001              2000
                                                     ------------      ------------      ------------      ------------
BASIC
Net income                                           $  1,670,898      $  1,824,511      $  5,059,599      $  5,347,929
                                                     ------------      ------------      ------------      ------------
Weighted average shares outstanding (basic)             5,312,693         6,295,120         5,715,689         6,386,801
                                                     ------------      ------------      ------------      ------------
Basic earnings per share                             $        .31      $        .29      $        .89      $        .84
                                                     ============      ============      ============      ============

DILUTED
Net income                                           $  1,670,898      $  1,824,511      $  5,059,599      $  5,347,929
                                                     ------------      ------------      ------------      ------------
Effect of dilutive securities                             269,614(1)        206,546(1)        200,075(1)        254,348(1)
                                                     ------------      ------------      ------------      ------------
Weighted average shares outstanding (diluted)           5,582,307         6,501,666         5,915,764         6,641,149
                                                     ------------      ------------      ------------      ------------
Diluted earnings per share                           $        .30      $        .28      $        .86      $        .81
                                                     ============      ============      ============      ============

(1) During fiscal year 2001 and 2000, certain shares subject to options to acquire common stock were not included in certain computations of EPS because the option exercise price was greater than the average market price of the common shares for the quarter. The computation for the quarter ended May 31, 2001 excluded 87,250 shares subject to options, with exercise prices ranging from $8.92 to $23.75. The computation for the quarter ended May 31, 2000 excluded 775,337 shares subject to options, with exercise prices ranging from $6.91 to $23.75. The computation for the nine months ended May 31, 2001 excluded an average of 550,433 shares subject to options, with exercise prices ranging from $5.50 to $23.75. The computation for the nine months ended May 31, 2000 excluded an average of 574,982 shares subject to options, with exercise prices ranging from $6.91 to $23.75.